EXHIBIT (a)(6)
)


                          MUNIYIELD PENNSYLVANIA FUND

                                 AMENDMENT TO
                          CERTIFICATE OF DESIGNATION
                      DATED NOVEMBER 23, 1992, AS AMENDED
                     BY AMENDMENT DATED NOVEMBER 30, 1994,
                ESTABLISHING POWERS, QUALIFICATIONS, RIGHTS AND
              PREFERENCES OF THE AUCTION MARKET PREFERRED SHARES
                              (the "CERTIFICATE")


      The undersigned Secretary of MuniYield Pennsylvania Fund (the "Trust"), an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts, hereby certifies as follows:

            1. The shareholders of the Trust, by the votes required by Sections 10.3(a) and (b) of the Declaration of Trust of the Trust dated as of August 24, 1992, as amended and Section 5(c) of the Certificate have adopted a resolution at a meeting of the shareholders duly called for April 21, 1999 and adjourned to May 27, 1999, at which adjourned meeting a quorum was acting throughout, to amend the Certificate of Designation as follows:

                  Paragraph (c) of Section 5 entitled "Right to Vote with
            Respect to Certain Other Matters" is deleted in its entirety and replaced with the following:

                  (c) Right to Vote with Respect to Certain Other Matters. So long as any shares of AMPS are outstanding, the Trust shall not, without the affirmative vote of the holders of a majority of the Preferred Shares Outstanding at the time, voting separately as one class: (i) authorize, create or issue any class or series of shares ranking prior to the AMPS or any other series of Preferred Shares with respect to payment of dividends or the distribution of assets on liquidation, provided however that the Board of Trustees, without the vote or consent of the holders of AMPS, may from time to time increase the amount of authorized and issued shares of any series of AMPS or any other series of Preferred Shares ranking on a parity with AMPS with respect to the payment of dividends, or the distribution of assets upon dissolution, liquidation or winding up the affairs of the Trust then outstanding and issue such shares, or (ii) amend, alter or repeal the provisions of the Declaration, whether by merger, consolidation or otherwise, so as to adversely affect any of the contract rights expressly set forth in the Declaration of holders of shares of AMPS or any other Preferred Shares, provided however that the amendment of the Declaration solely to incorporate an increase in the amount of any series of AMPS or Preferred Shares and the terms of issuance thereof, as permitted by subsection (i) of this subparagraph (c) shall not be deemed to adversely affect any of the contract rights expressly set forth in the Declaration of holders of shares of


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            AMPS or any other Preferred Shares. To the extent permitted under the 1940 Act, in the event shares of more than one series of AMPS are outstanding, the Trust shall not approve any of the actions set forth in clause (i) or (ii) which adversely affects the contract rights expressly set forth in the Declaration of a Holder of shares of a series of AMPS differently than those of a Holder of shares of any other series of AMPS without the affirmative vote of the holders of at least a majority of the shares of AMPS of each series adversely affected and outstanding at such time (each such adversely affected series voting separately as a class). The Trust shall notify Moody's and S&P ten Business Days prior to any such vote described in clause (i) or (ii). Unless a higher percentage is provided for under the Declaration, the affirmative vote of the holders of a majority of the outstanding Preferred Shares, including AMPS, voting together as a single class, will be required to approve any plan of reorganization (including bankruptcy proceedings) adversely affecting such shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The class vote of holders of Preferred Shares, including AMPS, described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, including AMPS, voting together as a single class necessary to authorize the action in question.

            2.    Such amendment shall be effective as of September 30, 1999.

            3. Except as amended hereby, the Certificate remains in full force and effect.

            4. An original copy of this amendment shall be lodged with the records of the Trust and filed with the Secretary of State of the Commonwealth of Massachusetts and in such other places as may be required under the laws of Massachusetts or as the Trustees deem appropriate.





Dated this 28th day of September, 1999.



                                          MUNIYIELD PENNSYLVANIA FUND



                                         By   /s/ Alice A. Pelledgrino
                                           -----------------------------------
                                           Name: Alice A. Pellegrino
                                           Title: Secretary




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